UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/27/2010

BMC Software, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16393

Delaware	74-2126120
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2101 CityWest Blvd.
Houston, TX 77042-2827
(Address of principal executive offices, including zip code)

713-918-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The employment agreements with the named executive officers (Robert E. Beauchamp, Stephen B. Solcher, James W. Grant, Jr., John D. McMahon and William D. Miller) and certain other executive officers (D. Stephen Goddard, Jr. and T. Cory Bleuer) of BMC Software, Inc. (the "Company") had provisions which provided that the Company would compensate or "gross up" the officer for the Internal Revenue Code Section 4999 ("IRS 4999") excise tax and any additional taxes on the gross-up payment. On April 27, 2010, the Company entered into amendments with each such named executive officer and each of our executive officers who had such a provision in his employment agreement to eliminate any entitlement to such gross-up payments and replace such provision with a "best results" provision. The "best results" provision eliminates the "gross up" and provides that the amount of severance payable is subject to reduction to the extent that such payments would be subject to the excise tax provisions of IRC 4999 and such reduction would put the recipient in a more favorable after-tax provision than if the full severance payment were made. The text of the amendments for the named executive officers and other executive officers are filed as exhibits to this Form 8-K.

On April 27, 2010, the Compensation Committee and Board of Directors, in connection with the annual review of executive compensation, established and determined the following executive compensation matters related to the Company's named executive officers:

1. Mr. John McMahon's annual base salary was increased from $400,000 to $500,000 and his annual target bonus, as a percentage of base salary, was reduced from 150% to 100%, resulting in no net change to his total target cash compensation as an aggregate of base salary and target bonus.
2. The performance measures were established for fiscal 2011 for the Company's Short-Term Incentive Compensation Plan. Except for Mr. McMahon as noted above, the base salaries and target annual incentives as a percentage of base salary for the named executive officers are unchanged from those disclosed in the Company's proxy statement dated June 24, 2009. For fiscal 2011, for Messrs. Beauchamp, Solcher and Grant, 60% of their annual incentive will be based on whether and the extent to which the Company achieves quarterly total bookings targets and 40% will be based on whether and the extent to which the Company achieves quarterly non-GAAP operating margin targets. For Messrs. McMahon and Miller, 20% of their annual incentive will be based on whether and the extent to which the Company achieves quarterly total bookings targets, 40% will be based on whether and the extent to which their respective business unit achieves quarterly bookings targets and 40% will be based on whether and the extent to which their respective business unit achieves quarterly non-GAAP operating margin targets. The actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.
3. Long-Term Incentive Performance Award Program ("LTIP") target award amounts for the performance period April 1, 2010 through March 31, 2013 were established for the Company's named executive officers as follows: Robert E. Beauchamp - $1,900,000; Stephen B. Solcher - $600,000; James W. Grant, Jr. - $400,000; John D. McMahon - $625,000; and William D. Miller - $562,500. Actual payouts under the LTIP depend on the Company's relative total shareholder return as compared to the return of the NASDAQ 100 index over the course of the three-year performance period.
4. The Board of Directors authorized the Compensation Committee to grant equity awards to the named executive officers in an annual amount equal to the respective dollar amount as set forth below for each named executive officer, with such awards to be made by the Compensation Committee during the year: Robert E. Beauchamp - $8,942,000; Stephen B. Solcher - $2,086,500; James W. Grant, Jr. - $1,650,000; John D. McMahon - $3,000,000; and William D. Miller - $2,553,600.
5. A cash bonus pool was authorized for the Company's executive officers and other eligible employees of up to an aggregate of $570,000 from which the Company's Chief Executive Officer, with the concurrence of the Chairman of the Compensation Committee, may award discretionary bonuses for individual performance.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit Number        Exhibit Description
10.34 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and Robert E. Beauchamp
10.35 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and Stephen B. Solcher
10.36 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and James W. Grant, Jr.
10.37 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and John D. McMahon
10.38 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and William D. Miller
10.39 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and D. Stephen Goddard, Jr.
10.40 -        Amendment to Executive Employment Agreement between BMC Software, Inc. and T. Cory Bleuer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

Date: April 30, 2010	By:	/s/ Christopher C. Chaffin
Christopher C. Chaffin
Vice President, Deputy General Counsel & Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.34	Amendment to Executive Employment Agreement between BMC Software, Inc. and Robert E. Beauchamp
EX-10.35	Amendment to Executive Employment Agreement between BMC Software, Inc. and Stephen B. Solcher
EX-10.36	Amendment to Executive Employment Agreement between BMC Software, Inc. and James W. Grant, Jr.
EX-10.37	Amendment to Executive Employment Agreement between BMC Software, Inc. and John D. McMahon
EX-10.38	Amendment to Executive Employment Agreement between BMC Software, Inc. and William D. Miller
EX-10.39	Amendment to Executive Employment Agreement between BMC Software, Inc. and D. Stephen Goddard, Jr.
EX-10.40	Amendment to Executive Employment Agreement between BMC Software, Inc. and T. Cory Bleuer